77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of BlackRock Floating Rate Income Strategies Fund, Inc.  (the “Fund”) held on September 13, 2012, the results were as follows:

              To approve the issuance of additional shares of common stock of the Fund in connection with the Agreement and Plan of Reorganization among BlackRock Floating Rate Income Strategies Fund II, Inc., FRA Merger Subsidiary and the Fund.

With respect to the Proposal, the shares of the Fund were voted as follows:

For                                         Against                                                       Abstain
10,225,182                                         503,452                                                       253,747

To approve the issuance of additional shares of common stock of the Fund in connection with the Agreement and Plan of Reorganization among BlackRock Diversified Income Strategies Fund, Inc., FRA Merger Subsidiary and the Fund.

With respect to the Proposal, the shares of the Fund were voted as follows:

For                                         Against                                                       Abstain
10,097,723                                         628,903                                                       255,755